ATLANTIC AMERICAN CORPORATION
                            4370 Peachtree Road, N.E.
                           Atlanta, Georgia 30319-3000



                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD MAY 4, 1999






Notice is hereby given that the Annual Meeting of Shareholders of Atlantic American Corporation (the "Company") will be held at the offices of the Company at 4370 Peachtree Road, N.E., Atlanta, Georgia at 9:00 A.M., Eastern Standard Time, on May 4, 1999 for the following purposes:

     (1) To elect ten (10) directors of the Company for the ensuing year;

     (2) To ratify the appointment of Arthur Andersen LLP as the Company's independent public accountants for the year 1999; and

     (3) To transact such other business as may properly come before the meeting or any adjournments thereof.

Only shareholders of record at the close of business on March 8, 1999, will be entitled to notice of and to vote at the meeting, or any postponements or adjournments thereof.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY. NO POSTAGE IS REQUIRED WHEN MAILED IN THE UNITED STATES.

                     By Order of the Board of Directors




                     /s/
                     ---------------------------------------
                     Janie L. Ryan
                     Corporate Secretary





March 26, 1999
Atlanta, Georgia

                          ATLANTIC AMERICAN CORPORATION
                            4370 Peachtree Road, N.E.
                           Atlanta, Georgia 30319-3000
                                 _______________


                                 PROXY STATEMENT
                     FOR THE ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD MAY 4, 1999
                                 _______________

GENERAL

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Atlantic American Corporation (the "Company") for use at the Annual Meeting of Shareholders (the "Meeting") to be held at the time and place and for the purposes specified in the accompanying Notice of Annual Meeting of Shareholders and at any postponements or adjournments thereof. When the enclosed proxy is properly executed and returned, the shares which it represents will be voted at the Meeting in accordance with the instructions thereon. In the absence of any such instructions, the shares represented thereby will be voted in favor of the nominees for directors listed under the caption "Election of Directors" and the ratification of the appointment of Arthur
Andersen LLP as the Company's independent public accountants for 1999. Management does not know of any other business to be brought before the Meeting not described herein, but it is intended that as to such other business, a vote may be cast pursuant to the proxy in accordance with the judgment of the person or persons acting thereunder. This proxy statement and the accompanying form of proxy are first being mailed to the shareholders of the Company on or about March 26, 1999.

Any shareholder who executes and delivers a proxy may revoke it at any time prior to its use by (i) giving written notice of such revocation to the Secretary of the Company at 4370 Peachtree Road, N.E., Atlanta, Georgia 30319-3000; (ii) executing and delivering a proxy bearing a later date to the Secretary of the Company at 4370 Peachtree Road, N.E., Atlanta, Georgia 30319-3000; or (iii) attending the Meeting and voting in person.

Only holders of record of issued and outstanding shares of $1.00 par value common stock of the Company ("Common Stock") as of March 8, 1999 (the "Record Date") will be entitled to notice of and to vote at the Meeting. On the Record Date, there were 19,101,106 shares of Common Stock outstanding. Each share of Common Stock is entitled to one vote.

ANNUAL REPORT

The Annual Report of the Company for the year ended December 31, 1998, including financial statements, is enclosed with this Proxy Statement. The Company's Annual Report on Form 10-K, filed with the Securities and Exchange Commission, provides certain additional information. Shareholders may obtain a copy of the Form 10-K without charge upon written request addressed to: Corporate Secretary, Atlantic American Corporation, 4370 Peachtree Road, N.E., Atlanta, Georgia 30319-3000. If the person requesting a copy of the Form 10-K is not a shareholder of record, the request must include a representation that the person is a beneficial owner of the Company's Common Stock.

EXPENSES OF SOLICITATION

The cost of soliciting proxies will be borne by the Company. Officers, directors and employees of the Company may solicit proxies by telephone, telegram or personal interview. No contract or arrangement exists for engaging specially paid employees or solicitors in connection with the solicitation of proxies for the Meeting. Arrangements may be made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy materials to their principals, and the Company will reimburse them for their expenses in so doing.

VOTE REQUIRED

A majority of the outstanding shares of Common Stock must be present in person or by proxy at the Meeting in order to have the quorum necessary for the transaction of business. Abstentions and broker "non-votes" will be counted as present in determining whether the quorum requirement is satisfied. Directors are elected by the affirmative vote of a plurality of the shares of Common Stock present in person or by proxy and actually voting at a meeting at which a quorum is present. In order for shareholders to approve all other matters to be presented at the Meeting, the votes cast favoring the proposal must exceed the votes cast opposing the proposal. Abstentions and non-votes will have no effect on the voting with respect to any proposal as to which there is an abstention or non-vote. A "non-vote" occurs when a nominee holding shares for a beneficial owner votes on one proposal pursuant to discretionary authority or instructions from the beneficial owner, but does not vote on another proposal because the nominee has not received instruction from the beneficial owner and does not have discretionary power.

                            1. ELECTION OF DIRECTORS

One of the purposes of the Meeting is to elect ten directors to serve until the next annual meeting of the shareholders and until their successors have been elected and qualified or until their earlier resignation or removal. In the event any of the nominees should be unavailable to serve as a director, which contingency is not presently anticipated, proxies will be voted for the election of such other persons as may be designated by the present Board of Directors.

Nominees for election to the Board of Directors are considered and recommended by the Executive Committee of the Board of Directors to the shareholders. The Company has no procedure whereby nominees are solicited or accepted from shareholders.


All of the nominees for election to the Board of Directors are currently directors of the Company.

The following information is set forth with respect to the ten nominees for director to be elected at the Meeting:

------------------------------- ----------- -----------------------------------
Name                            Age         Position with the Company
------------------------------- ----------- -----------------------------------
J. Mack Robinson                75          Chairman of the Board
Hilton H. Howell, Jr.           37          Director, President and
                                             Chief Executive Officer
Edward E. Elson                 65          Director
Samuel E. Hudgins               70          Director
D. Raymond Riddle               65          Director
Harriett J. Robinson            68          Director
Scott G. Thompson               54          Director
Mark C. West                    39          Director
William H. Whaley, M.D.         59          Director
Dom H. Wyant                    72          Director
------------------------------- ----------- -----------------------------------

Mr. Robinson has served as Director and Chairman of the Board since 1974 and served as President and Chief Executive Officer of the Company from September 1988 to May 1995. In addition, Mr. Robinson is also a Director of Bull Run Corporation and Gray Communications Systems, Inc.

Mr. Howell has been President and Chief Executive Officer of the Company since May 1995, and prior thereto served as Executive Vice President of the Company from October 1992 to May 1995. He has been a Director of the Company since October 1992. Mr. Howell is the son-in-law of Mr. and Mrs. Robinson. He is also a Director of Bull Run Corporation and Gray Communications Systems, Inc.

Mr. Elson is the former Ambassador of the United States of America to the Kingdom of Denmark, serving from 1993 through 1998. He has been director of the Company since October 1998, and previously served as a director from 1986 to 1993.

Mr. Hudgins has been an independent consultant since September 1997 and was a Principal in Percival, Hudgins & Company, LLC, investment bankers, from April 1992 to September 1997. He has been a Director of the Company since 1986 and also serves as a Director of The Wachovia Funds and The Wachovia Municipal Funds of Wachovia Corporation.

Mr. Riddle is the retired Chairman and Chief Executive Officer of National Service Industries, Inc., a diversified holding company, a position he held from September 1994 to February 1996, and prior thereto served as the President and Chief Executive Officer of National Service Industries, Inc. since January 1993. Prior thereto, he was President of Wachovia Bank of Georgia, N.A., the President of Wachovia Corporation of Georgia and Executive Vice President of Wachovia Corporation. He has been a Director of the Company since 1976, and also serves as a Director of AMC, Inc., Atlanta Gas Light Company, Equifax Inc., and Gables Residential Trust, Inc.

Mrs. Robinson, the wife of J. Mack Robinson, has been a Director of the Company since 1989. She is also a Director of Gray Communications Systems, Inc.

Mr. Thompson has been the President and Chief Financial Officer of American Southern Insurance Company, a subsidiary of the Company, since 1984. He has been a Director of the Company since February 1996.

Mr. West has been President of First Republic Company d/b/a Genoa Companies since 1988 and Chairman and Chief Executive Officer of Genoa Companies since 1990. He has been a Director of the Company since July 1997.

Dr. Whaley has been a physician in private practice for more than five years. He has been a Director of the Company since July 1992.

Mr. Wyant is a retired partner of the law firm of Jones, Day, Reavis & Pogue, which serves as counsel to the Company. He served as a Partner with said firm from 1989 through 1994, and as Of Counsel from 1995 through 1997. He has been a Director of the Company since 1985, and also serves as a Director of Thomaston Mills, Inc.

The Board of Directors recommends a vote FOR the election of each of the nominees for Director.

Committees Of The Board Of Directors

The Board of Directors of the Company has three (3) standing committees: the Executive Committee, the Stock Option and Compensation Committee and the Audit Committee. The Company has no Nominating Committee. The Executive Committee is composed of Messrs. Robinson, Howell, Hudgins and Whaley, and its function is to act in the place and stead of the Board to the extent permitted by law on matters which require Board action between meetings of the Board of Directors. The Executive Committee of the Company met or acted by written consent four times during 1998.

The Stock Option and Compensation Committee is composed of Messrs. Riddle, Whaley and West. The Stock Option and Compensation Committee's function is to establish the number of stock options to be granted to officers and key employees and the annual salaries and bonus amounts payable to officers of the Company. The Stock Option and Compensation Committee met or acted by written consent two times during 1998.

The Audit Committee is composed of Messrs. Riddle, West, Wyant, and Mrs. Robinson. The Audit Committee's functions include reviewing with the Company's independent public accountants, their reports and audits, and reporting their findings to the full Board. The Audit Committee held one meeting in 1998.

The Board of Directors met or acted by written consent four times in 1998. Each of the directors named above, except for Mr. Elson, attended at least 75% percent of the meetings of the Board and its committees of which he or she was a member during 1998.

Compensation Of Directors

The Company's policy is to pay all Directors an annual retainer fee of $5,600, to pay fees to Directors at the rate of $600 for each Board meeting attended and $200 for each committee meeting attended, and to reimburse Directors for actual expenses incurred in connection with attending meetings of the Board of Directors and Committees of the Board. In addition, pursuant to the Company's 1996 Director Stock Option Plan (the "Director Plan"), all Directors who are not employees or officers of the Company or any of its subsidiaries are entitled to receive an initial grant of options to purchase 5,000 shares of Common Stock upon first becoming a Director and annual grants of options to purchase 1,000 shares of Common Stock.

                        SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth Common Stock ownership information as of March 8, 1999 by: (i) each person who is known to the Company to own beneficially more than 5% of the outstanding shares of Common Stock of the Company, (ii) each director, (iii) each executive officer named in the Summary Compensation Table, and (iv) all of the Company's directors and executive officers as a group.


-------------------------------------------------------------------------------

                                         Amount and Nature
Name of Individual                         of Beneficial            Percent
or Identity of Group                        Ownership(1)           of Class

-------------------------------------------------------------------------------


J. Mack Robinson.....................      13,469,661  (2)           70.22%
 4370 Peachtree Road, N.E.
 Atlanta, Georgia 30319
Harriett J. Robinson ................       8,050,053  (3)           42.13%
 3500 Tuxedo Road, N.W.
 Atlanta, Georgia 30305
Hilton H. Howell, Jr.................         291,411  (4)            1.51%
Edward E. Elson......................           5,000  (5)              *
Samuel E. Hudgins....................           7,000  (6)              *
D. Raymond Riddle....................          11,750  (6)              *
Scott G. Thompson....................          82,250  (7)              *
Mark C. West.........................         136,942  (8)              *
William H. Whaley, M.D...............          24,500  (9)              *
Dom H. Wyant.........................           7,000  (5)              *
Edward L. Rand, Jr...................          24,896 (10)              *
All Directors and Executive Officers
 as a Group (11 persons).............      14,055,410 (11)           71.79%

-------------------------------------------------------------------------------
*Represents less than 1% of class.

(1)  All  such shares  are owned  of  record  and beneficially  unless otherwise stated.
(2) Includes 3,381,202 shares owned by Gulf Capital Services, Ltd., 4370 Peachtree Road, N.E., Atlanta, Georgia 30319; 936,702 shares owned by Delta Life Insurance Company; and 294,000 shares owned by Delta Fire & Casualty Company; all of which are companies controlled by Mr. Robinson; 70,000 shares subject to presently exercisable options held by Mr. Robinson; and 3,985 shares held pursuant to the Company's 401(k) Plan. Also includes all shares held by Mr. Robinson's wife (see note 3 below).
(3) Harriett J. Robinson is the wife of J. Mack Robinson. Includes 7,831,748 shares of common stock held by Mrs. Robinson as trustee for her children, as to which she disclaims beneficial ownership. Also includes 7,000 shares issuable upon exercise of options granted under the Director Plan exercisable within 60 days, and 6,720 shares held jointly with grandson. Does not include shares held by Mr. Robinson (see Note 2 above).
(4) Includes 245,000 shares subject to presently exercisable stock options held by Mr. Howell; 10,766 shares held pursuant to the Company's 401(k) Plan; 1,025 shares owned by Mr. Howell's wife, and 6,720 shares held in joint ownership by Mr. Howell's son and Harriett J. Robinson, as to which he disclaims any beneficial ownership.
(5) Includes 5,000 shares issuable upon exercise of options granted under the Director Plan, exercisable within 60 days.
(6) Includes 7,000 shares issuable upon exercise of options granted under the Director Plan, exercisable within 60 days.
(7)  Includes 81,250 shares subject to presently exercisable options.
(8) Includes 2,000 shares held by spouse as trustee for daughter and 6,000 shares issuable upon exercise of options granted under the Director Plan, exercisable within 60 days. Also includes 66,142 shares owned by The West Foundation, Inc. for which Mr. West is an officer and director and 5,000 shares owned by the George West Mental Health Foundation, for which Mr. West is the President. Mr. West disclaims any beneficial ownership of these foundations.
(9) Includes 7,000 shares issuable upon exercise of options granted under the Director Plan exercisable within 60 days and 4,500 shares owned by spouse as custodian for daughter.
(10) Includes 24,500 shares subject to presently exercisable options held by Mr. Rand and 396 shares held pursuant to the Company's 401(k) Plan.
(11) Includes 461,750 shares subject to presently exercisable options held by all directors and executive officers as a group. Also includes shares held pursuant to the Company's 401(k) Plan described in notes 2, 4, and 10 above.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under the securities laws of the United States, the Company's directors, executive officers, and any persons holding more than ten percent of a registered class of the Company's equity securities are required to file with the Securities and Exchange Commission initial reports of ownership and reports of changes of ownership of Common Stock and other equity securities of the Company, and to furnish the Company with copies of such reports. To the Company's knowledge, all of these filing requirements were satisfied during the year ended December 31, 1998. In making this disclosure, the Company has relied on written representations of its directors and officers and copies of the reports that have been filed with the Securities and Exchange Commission.

                             EXECUTIVE COMPENSATION

There  is  shown  below   information   concerning   the  annual  and  long-term
compensation for services in all capacities to the Corporation for the fiscal years ended December 31, 1998, 1997 and 1996, of those persons who were: (i) chief executive officer and (ii) the only other executive officers of the Corporation, at December 31, 1998, whose salary and bonus exceeded $100,000 ("the Named Officers"):

                           Summary Compensation Table

                                                  Long-Term
                                                 Compensation
                                  Annual        ---------------
                                Compensation         Awards
   Name and                  -----------------  --------------      All Other
Principal Position     Year  Salary(s) Bonus(s) Options/SARs(#)  Compensation(s)
--------------------------------------------------------------------------------
Hilton H. Howell, Jr.  1998  $255,000  $98,000     200,000 (1)      $12,800 (2)
 President and CEO     1997   225,000   89,250     100,000           13,100
                       1996   180,000   67,500       -0-             13,100

J. Mack Robinson       1998   140,000   35,000     100,000            8,000 (3)
 Chairman of the       1997   138,902   35,000       -0-             12,500
 Board                 1996   138,902   34,726       -0-             13,100

Edward L. Rand, Jr.    1998   103,512   29,700      31,000 (4)        1,716 (5)
 Vice President and
 Treasurer

(1) Includes options to purchase 100,000 shares previously granted in 1997 and repriced during 1998. See "Ten-Year Option/SAR Repricings".
(2) Consists of (i) contributions to Mr. Howell's account under the Company's 401(k) Plan of $4,800 in 1998; and (ii) fees paid for serving as a director of the Company of $8,000 in 1998.
(3) Consists of fees paid for serving as a director of the Company in 1998.
(4) Includes options to purchase 6,000 shares previously granted in 1997 and repriced during 1998. See "Ten-Year Option/SAR Repricings".
(5) Consists of contributions to Mr. Rand's account under the Company's 401(k) Plan in 1998.

                      Option/SAR Grants In Last Fiscal Year

The following table provides information related to options granted to the named executive officers during fiscal 1998.

                                                                                       Potential Realizable Value
                                                                                       at Assumed Annual Rates
                                                                                       of Stock Price Appreciation
                          Individual Grants                                            for Option Term (1)
----------------------------------------------------------------------------------     ----------------------------
                          Number of
                          Securities    % of Total
                          Underlying     Options/
                           Options/        SARs
                             SARs       Granted to   Exercise or
                           Granted     Employees in   Base Price
Name                         (#)       Fiscal Year     ($/Sh)     Expiration Date        5% ($)        10% ($)
-------------------------------------------------------------------------------------------------------------------
Hilton H. Howell, Jr.     100,000 (2)    23.09%        $3.734       10/27/2003         $103,200        $228,000
                          100,000 (3)    23.09%        $3.750       10/31/2002          $78,900        $171,700
J. Mack Robinson          100,000 (2)    23.09%        $3.734       10/27/2003         $103,200        $228,000
Edward L. Rand, Jr.        10,000 (2)     2.31%        $3.734       10/27/2003          $10,320         $22,800
                           15,000 (4)     3.46%        $3.750       05/05/2003          $15,750         $34,350
                            6,000 (3)     1.39%        $3.750       10/31/2002           $4,734         $10,302

(1) The potential realizable value portion of the foregoing table illustrates value that might be realized upon exercise of the options immediately prior to the expiration of their term, assuming the specified compounded rates of appreciation on the Company's Common Stock over the term of the options. The assumed annual rates of stock price appreciation are specified by the rules of the Securities and Exchange Commission for illustrative purposes only and are not intended as projections of the future performance of the Company's Common Stock.
(2) Options became exercisable with respect to 50% of the shares covered thereby on October 27, 1998, the date of grant; options for an additional 25% of the shares become exercisable on October 27, 1999; and options for the remaining 25% become exercisable on October 27, 2000. The exercise price is equal to the market value of the stock at the close of business of the date of grant.
(3) Represents options granted in 1997 and repriced in 1998. Options became exercisable with respect to 50% of the shares covered thereby on October 31, 1997, the original date of grant; options for an additional 25% of the shares became exercisable on October 31, 1998 and options for the remaining 25% become exercisable on October 31, 1999. The current exercise price is equal to the market value of the stock at the close of business on the date of repricing. See "Ten-Year Option/SAR Repricings".
(4) Represents options originally granted in May, 1998 and repriced in December, 1998. Options became exercisable with respect to 50% of the shares covered thereby on May 5, 1998, the original date of grant; options for an additional 25% of the shares become exercisable on May 5, 1999; and options for the remaining 25% become exercisable on May 5, 2000. The current exercise price was equal to the market value of the stock at the close of business on the date of repricing. See "Ten-Year Option/SAR Repricings".

               Aggregated Option/SAR Exercises In Last Fiscal Year
                          and FY-End Option/SAR Values

The following table provides information related to the number and value of options held by the named executive officers at fiscal year-end.

                                                                         Number of Securities          Value of Unexercised
                                                                        Underlying Unexercised       In-the-Money Options/SARs
                           Shares                                    Options/SARs at Year-end(#)          at Year-End ($)
                         Acquired on                                 ---------------------------    ---------------------------
   Name                  Exercise (#)     Value Realized ($)         Exercisable / Unexercisable    Exercisable / Unexercisable
------------------------------------------------------------------------------------------------------------------------------------
Hilton H. Howell, Jr.       0                    0                       245,000 / 75,000              $438,925 / $85,175
J. Mack Robinson            0                    0                        70,000 / 50,000              $104,550 / $57,050
Edward L. Rand, Jr.         0                    0                        24,500 / 16,500               $33,269 / $20,516

(1) Value is calculated on the difference between the option exercise price and the closing price for the Company's Common Stock as reported by the Nasdaq Stock Market on December 31, 1998, which was $4.875, multiplied by the number of shares of Common Stock underlying the option.

                         Ten-Year Option/SAR Repricings

During December 1998, the Stock Option and Compensation Committee determined to amend the exercise price of certain currently outstanding options to purchase shares of Common Stock held by various employees of the Company. All such options that were repriced had originally been issued pursuant to the Company's 1992 Incentive Plan and were exchanged for new options with a lower exercisable price under the same plan. The following table provides certain information relating to all repricings of options held by any executive officer during the last ten completed fiscal years. Further explanation concerning these repricings is included in the Report of the Stock Option and Compensation Committee on Executive Compensation hereinbelow.

                                        Number of
                                        Securities                                                                Length of
                                        Underlying      Market Price      Exercise Price                       Original Option
                                       Options/SARs     of Stock at         at Time of           New          Term Remaining at
                                       Repriced or        Time of          Repricing or        Exercise       Date of Repricing
         Name               Date       Amended (#)      Repricing or       Amendment ($)       Price ($)         or Amendment
                                                        Amendment ($)
----------------------------------------------------------------------------------------------------------------------------------
Hilton H. Howell, Jr.    12/14/98        100,000           $3.75               $4.25             $3.75        3 years, 10 months
Edward L. Rand, Jr.      12/14/98          6,000           $3.75               $4.25             $3.75        3 years, 10 months
                         12/14/98         15,000           $3.75               $4.4375           $3.75        4 years, 5 months


                                PERFORMANCE GRAPH

                Comparison of Five-Year Cumulative Total Return*
        Atlantic American Corporation, Russell 2000 Index and Peer Group
                     (Performance Results Through 12/31/98)

                Atlantic American        Russell 2000
                   Corporation               Index           Peer Group
               ------------------        ------------        ----------
1993                $100.00                  $100.00           $100.00

1994                $128.57                  $98.02            $98.95

1995                $132.14                  $125.89           $132.24

1996                $175.03                  $146.59           $146.74

1997                $289.31                  $179.13           $223.87

1998                $278.57                  $174.23           $197.35




Peer Group:  Nasdaq Insurance Companies

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                             EXECUTIVE COMPENSATION

Report of the Stock Option and Compensation Committee on Executive Compensation

Compensation Philosophy

The Committee believes that compensation of executives should be designed to motivate such persons to perform at their potential over both the short and the long term. The Committee believes that equity-based incentives should benefit the Company by increasing the retention of executives while aligning the long-term interests with those of the Company's shareholders. Compensation determinations are primarily based on the performance of the Company and the individual executive officer. The Committee also believes that compensation packages for executives must be structured to take into account the nature and the growth of the Company's lines of business in appropriate circumstances.

Cash Compensation.  The compensation packages for the executive officers consist
------------------
of three components: base salaries, cash bonuses and equity incentives.

The Chairman annually reviews executive officer compensation and recommends to the Committee proposed salaries and bonuses for himself and for each of the other executive officers. Factors considered by the Chairman and the Committee are based upon the growth of the Company with regard to net income, total assets, premiums and shareholders' equity. All of these factors were considered in establishing salary levels for each of the executive officers, as were their individual duties and the growth and effectiveness of each in performing those duties. In connection with Mr. Rand's promotion to Vice President and Treasurer in 1998, the Chairman and the Chief Executive Officer recommended, and the Committee approved, a cash compensation package that was designed both to achieve the objectives of the Committee's compensation philosophy described above and to be competitive with those offered by similarly situated companies. The Committee also recommended a modest increase in the 1998 base compensation for the Chairman, whose salary had not been increased during the preceding two years. Upon the Chairman's recommendation, the Committee awarded cash bonuses during the fourth quarter of 1998 of 25% of base salary for Mr. Rand and Mr. Robinson, and a cash bonus for the Chief Executive Officer as described below. The bonuses reflect an evaluation of the individual performance of the officers, as well as the performance of the Company as a whole during 1998.

Equity-Based  Compensation.  The Committee uses equity-based compensation in the
---------------------------
form of stock options to motivate executives to perform to improve the Company's short- and long-term prospects and to align the interests of the Company's executives with those of the shareholders. In 1998, the Committee granted stock options to purchase 25,000 shares to Mr. Rand, and 100,000 shares to the Chairman, at prevailing market prices. The factors used in determining the size of the individual grant were the same as those considered with respect to cash bonuses. The grant vested with respect to one-half of the shares purchasable thereunder on the date of grant with the remainder vesting in equal increments on each of the first and second anniversaries of the date of grant. The vesting schedule is designed to encourage both short-term and long-term performance. In addition, the Committee amended the exercise price to certain outstanding options as described below.

Chief Executive Officer. Mr. Howell's compensation is generally evaluated on the
------------------------
same basis as the Company's other executive officers. The Committee approved an increase of 13% in Mr. Howell's base salary, as well as a cash bonus of $98,000, which represented 38% of base salary, and represented an increase of 10% over his bonus for 1997. In 1998, the Committee granted stock options to purchase 100,000 shares to Mr. Howell at prevailing market prices.

Report on Repricing of Options.  On December 14, 1998,  the  Committee  approved
-------------------------------
reducing the exercise price of certain options granted prior to such date to a price equal to the current market price of the Common Stock. The Committee's philosophy in granting stock options is to align the Company's officers' and employees' interests with those of the shareholders and to provide an incentive to achieve long-term appreciation in shareholder value. By December 1998, due primarily to the significant decline in the United States stock markets, the price of the Common Stock had fallen below the exercise prices for a number of options that were granted by the Company during 1997 and 1998. As a result, the Committee believed that the value of certain of the options previously granted to key employees (including two of the executive officers) under the Company's 1992 Incentive Plan had eroded to such an extent that the intended incentive for such employees was no longer meaningful, and it was therefore in the best interest of the Company and the shareholders to amend the exercise price of such options. The Committee believes that by repricing the options previously granted under the Company's 1992 Incentive Plan, the Company has restored the incentive for those employees. In each case, the options granted in replacement of previously granted options were made with an exercise price equal to the fair market value of the Common Stock on December 14, 1998. The number of shares subject to exercise, the vesting periods and the terms remain unchanged by the replacement options.




                                D. Raymond Riddle
                                Mark C. West
                                William H. Whaley

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                2. RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS

One of the purposes of the Meeting is to ratify the selection by the Board of Directors of Arthur Andersen LLP, independent public accountants, to audit the books, records, and accounts of the Company and its subsidiaries for the year ending December 31, 1999. This firm has audited the financial statements of the Company since 1974.

A representative from Arthur Andersen LLP is expected to be present at the Meeting and will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company leases space for its principal offices, as well as the principal offices of certain of its subsidiaries, in an office building located at 4370 Peachtree Road, N.E., Atlanta, Georgia, from Delta Life Insurance Company, a corporation owned by Mr. Robinson and members of his immediate family, under leases expiring May 31, 2002 and July 2005. Under the terms of the lease, the Company occupies approximately 54,637 square feet of office space as well as covered parking garage facilities at an annual rental of approximately $611,000, plus a pro rata share of all real estate taxes, general maintenance, and service expenses and insurance costs with respect to the office building and other facilities, which are made available to the Company at no additional rent. The terms of the lease are believed by management of the Company to be comparable to terms which could be obtained by the Company from unrelated parties for comparable rental property.

Effective December 31, 1995, an aggregate of $13.4 million in principal amount of 8% and 9 1/2% demand notes issued by the Company were canceled in exchange for the issuance by the Company of an aggregate of 134,000 shares of a new series of preferred stock (the "Series B Preferred Stock"), which has a stated value of $100 per share and accrues interest at 9% per year. At December 31, 1998, the Company had accrued but unpaid dividends on the Series B Preferred Stock totaling $3,600,000. All shares of Series B Preferred Stock are owned directly or indirectly by affiliates of Mr. Robinson, Mrs. Robinson or Mr. Howell.

In addition, Mr. Robinson and members of his immediate family held an aggregate of 30,000 shares of the Company's Series A Convertible Preferred Stock (the "Series A Preferred Stock"), with a stated value of $100 per share, on which dividends were paid at the rate of 10 1/2% per year. During 1998, the Company elected to call for redemption all the outstanding shares of Series A Preferred Stock. Pursuant to the terms of the Series A Preferred Stock, upon being called for redemption the holders had the option to convert any or all of such shares into shares of the Company's Common Stock at a specified conversion rate. As of December 31, 1998, 10,000 shares of Series A Preferred Stock were redeemed for an aggregate redemption price of $1,000,000 and 20,000 shares were converted into an aggregate of 469,760 shares of Common Stock.

Certain of the Company's subsidiaries have made loans, in an aggregate principal amount of approximately $6.4 million, to Leath Furniture, LLC ("Leath"), which is owned by Gulf Capital Services, Ltd. ("Gulf Capital"). The loans are secured by mortgages on certain properties owned by Leath. The loans bear interest at 9 1/4% per annum, are payable in monthly installments, and mature on December 1, 2016. During 1998, Leath made principal and interest payments on such notes to the Company's subsidiaries in the aggregate amount of $731,000, Gulf Capital is a partnership in which Mr. Robinson is the general partner and certain of his affiliates are the limited partners.

Certain of the Company's subsidiaries previously acquired ownership interests in Leath, the majority interest of which is owned by Gulf Capital. During 1998, Gulf Capital purchased all of the interests in Leath held by the Company's subsidiaries for an aggregate of $285,000. Prior to purchase, the value of the Company's interests in Leath was reflected at zero value on the Company's books.

Mr. Wyant, a director of the Company, is a retired Partner of the law firm of Jones, Day, Reavis & Pogue, which firm serves as counsel to the Company.

The Company has entered into a consulting agreement with Dr. Whaley, pursuant to which Dr. Whaley provides certain medical consulting and advisory services to the Company's subsidiaries. Pursuant to the agreement, which expires December 31, 1999, Dr. Whaley receives $10,000 per year for such services.

                                 OTHER BUSINESS

Management of the Company knows of no other matters than those stated above which are to be brought before the meeting. However, if any such other matters should be presented for consideration and voting, it is the intention of the persons named in the proxies to vote thereon in accordance with their best judgment.


                              SHAREHOLDER PROPOSALS

Shareholder proposals to be presented at the next annual meeting must be received by the Company no later than December 2, 1999, in order to be considered for inclusion in the proxy statement and proxy for the 2000 annual meeting. Any such proposal should be addressed to the Company's president and mailed to 4370 Peachtree Road, N.E., Atlanta, Georgia 30319-3000. In accordance with the rules of the Securities and Exchange Commission, the Company may exercise discretionary authority to vote proxies with respect to any shareholder proposal to be presented at the Company's 2000 annual meeting but not included in the Company's proxy statement for such meeting if the shareholder has not given notice to the Company by February 10, 2000.

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